Exhibit 99.4

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As at September 30, 2017 and December 31, 2016

expressed in thousands of Canadian dollars, except share and per share amounts

	Notes	September 30 2017	December 31 2016
ASSETS
Current Assets
Cash		$9,138	$14,251
Marketable securities		1,485	123
Trade and other receivables	3	15,054	11,152
Inventory	4	54,596	66,441
Prepaid expenses and deposits		4,716	2,873
		84,989	94,840
Investment in Huckleberry Mines Ltd.	5	-	78,389
Mineral Properties	6	1,490,578	1,332,023
Other Assets	7	41,386	22,526
		$1,616,953	$1,527,778
LIABILITIES
Current Liabilities
Trade and other payables	8	$111,178	$115,649
Taxes payable		1,289	1,868
Short term debt	10	29,155	13,277
Provision for rehabilitation costs	18	203	2,051
Current portion of debt	11	219,583	18,727
Non-current debt reclassified to current	1, 11, 29	604,215	-
Current portion of other obligations	9	37,238	32,210
Current portion of future site reclamation provisions	12	166	166
		1,003,027	183,948
Non-Current Debt	1, 11, 29	5,338	803,361
Other Obligations	9	35,425	41,708
Future Site Reclamation Provisions	12	83,929	42,215
Deferred Income Taxes		57,240	67,923
		1,184,959	1,139,155
EQUITY
Share Capital	13	243,525	243,525
Share Option Reserve	13	18,388	17,477
Equity Component of Convertible Debentures	11	25,534	25,534
Currency Translation Adjustment		7,503	8,242
Retained Earnings		137,044	93,845
		431,994	388,623
		$1,616,953	$1,527,778
Commitments and Pledges	4, 6, 26
Contingent Liabilities	27

See accompanying notes to these consolidated financial statements.

Approved by the Board and authorized for issue on November 14, 2017

/s/ Larry G. Moeller	/s/ J. Brian Kynoch
Director	Director

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 1

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

For the Three and Nine Months Ended September 30, 2017 and 2016

expressed in thousands of Canadian dollars, except share and per share amounts

		Three Months Ended September 30		Nine Months Ended September 30
	Notes	2017	2016	2017	2016
Revenue		$90,157	$97,108	$312,647	$350,093
Cost of Sales	14	(87,127)	(99,231)	(321,216)	(311,717)
Income (Loss) from Mine Operations		3,030	(2,123)	(8,569)	38,376
General and Administration	15	(1,137)	(1,459)	(3,521)	(5,470)
Idle Mine Costs		(2,582)	-	(4,440)	-
Gain on Bargain Purchase of Huckleberry	5	-	-	74,824	-
Gain on Sale of Sterling	28	-	-	80	-
Interest Expense	16	(19,375)	(16,778)	(55,801)	(50,432)
Other Finance Income (Expense)	17	16,055	(2,951)	31,028	18,974
Other Income (Expense)		1	840	(239)	827
Share of Equity Loss in Huckleberry	5	-	(2,346)	(557)	(8,019)
Income (Loss) before Taxes		(4,008)	(24,817)	32,805	(5,744)
Income and Mining Tax Recovery (Expense)	19	1,879	4,228	10,394	(1,276)
Net (Loss) Income		(2,129)	(20,589)	43,199	(7,020)

Other Comprehensive Income (Loss)
Items that may be subsequently reclassified to profit or loss
Currency translation adjustment		(352)	236	(739)	(1,599)
Total Comprehensive (Loss) Income		(2,481)	$(20,353)	42,460	$(8,619)

Earnings (Loss) Per Share
Basic	20	$(0.02)	$(0.25)	$0.46	$(0.09)
Diluted	20	$(0.02)	$(0.25)	$0.46	$(0.09)

Weighted Average Number of Common Shares Outstanding
Basic	20	93,586,710	81,762,251	93,586,710	81,761,439
Diluted	20	93,586,710	81,762,251	93,637,884	81,761,439

See accompanying notes to these condensed consolidated interim financial statements.

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 2

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the Nine Months Ended September 30, 2017 and 2016

expressed in thousands of Canadian dollars, except share and per share amounts

	Share Capital		Share		Equity Component of	Currency
	Number of Shares	Amount	Option Reserve	Warrant Reserve	Convertible Debentures	Translation Adjustment	Retained Earnings	Total
Balance December 31, 2015	81,761,028	$178,730	$14,789	$870	$25,534	$9,169	$147,055	$376,147
Shares issued for exercised options	7,500	85	(39)	-	-	-	-	46
Share based compensation expense	-	-	2,132	-	-	-	-	2,132
Expiry of warrants	-	-	-	(870)	-	-	870	-
Total comprehensive income (loss)	-	-	-	-	-	(1,599)	(7,020)	(8,619)
Balance September 30, 2016	81,768,528	$178,815	$16,882	$-	$25,534	$7,570	$140,905	$369,706

Balance December 31, 2016	93,586,710	$243,525	$17,477	$-	$25,534	$8,242	$93,845	$388,623
Share based compensation expense	-	-	911	-	-			911
Total comprehensive income (loss)	-	-	-	-	-	(739)	43,199	42,460
Balance September 30, 2017	93,586,710	$243,525	$18,388	$-	$25,534	$7,503	$137,044	$431,994

See accompanying notes to these consolidated financial statements.

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 3

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three and Nine Months Ended September 30, 2017 and 2016

expressed in thousands of Canadian dollars, except share and per share amounts

		Three Months Ended September 30		Nine Months Ended September 30
	Notes	2017	2016	2017	2016
OPERATING ACTIVITIES
(Loss) Income before taxes		$(4,008)	$(24,817)	$32,805	$(5,744)
Items not affecting cash flows
Share of equity loss in Huckleberry		-	2,346	557	8,019
Gain on bargain purchase of Huckleberry	5	-	-	(74,824)	-
Gain on sale of Sterling		-	-	(80)	-
Depletion and depreciation		18,408	19,043	61,469	64,601
Share based compensation		328	694	911	2,132
Accretion of future site reclamation provisions		653	231	1,592	689
Unrealized foreign exchange (gains) losses		(16,729)	4,403	(32,727)	(24,563)
Unrealized (gains) losses on derivative instruments		-	(768)	-	12,214
Interest expense		19,375	16,778	55,801	50,432
Other		(61)	334	(132)	216
		17,966	18,244	45,372	107,996
Net change in non-cash operating working capital balances	21	(4,028)	(845)	6,288	2,682
Income and mining taxes paid		(769)	(1,000)	(769)	(1,870)
Income and mining taxes refunded		29	1,013	85	1,013
Interest paid		(22,919)	(18,171)	(54,775)	(47,385)
Cash (used in) provided by operating activities		(9,721)	(759)	(3,799)	62,436

FINANCING ACTIVITIES
Proceeds of short term debt		92,850	85,554	235,974	278,983
Repayment of short term debt		(63,549)	(80,567)	(219,140)	(282,584)
Proceeds of non-current debt		909	34,669	69,948	58,414
Repayment of non-current debt		(8,043)	(21,198)	(46,126)	(76,327)
Issue of share capital		-	46	-	46
Cash provided by (used in) financing activities		22,167	18,504	40,656	(21,468)

INVESTING ACTIVITIES
Acquisition and development of mineral properties		(22,058)	(27,473)	(60,343)	(61,351)
Net change in non-cash investing working capital balances	21	3,615	9,543	(8,368)	15,933
Site reclamation costs paid		(467)	-	(467)	-
Payment of other obligations	9	2,383	-	(4,767)	-
Proceeds from reclamation bonds		4,513	-	4,513	-
Cash received on acquisition of Huckleberry	5	-	-	18,440	-
Cash received on sale of Sterling	28	-	-	9,158	-
Proceeds on sale of mineral properties		36	-	36	32
Cash used in investing activities		(11,978)	(17,930)	(41,798)	(45,386)

EFFECT OF FOREIGN EXCHANGE ON CASH		(33)	29	(172)	(862)
INCREASE (DECREASE) IN CASH		435	(156)	(5,113)	(5,280)
CASH, BEGINNING OF PERIOD		8,703	4,064	14,251	9,188
CASH, END OF PERIOD		$9,138	$3,908	$9,138	$3,908

See accompanying notes to these condensed consolidated interim financial statements.

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 4

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2017 and 2016

expressed in thousands of Canadian dollars, except share and per share amounts

1. NATURE OF OPERATIONS

Imperial Metals Corporation (the “Company”) is incorporated under the laws of the Province of British Columbia, Canada, and its principal business activity is the exploration, development and production of base and precious metals from its mineral properties. The head office, principal address and registered and records office of the Company are located at 580 Hornby Street, Suite 200, Vancouver, BC, Canada V6C 3B6. The Company’s shares are listed as symbol “III” on the Toronto Stock Exchange.

The Company's key projects are:

•	Red Chris copper mine in northwest British Columbia;

•	Mount Polley copper mine in central British Columbia; and

•	Huckleberry copper mine in northern British Columbia.

These consolidated financial statements have been prepared on a going concern basis which assumes the Company will continue operating in the foreseeable future and will be able to service its debt obligations, realize its assets and discharge its liabilities in the normal course as they come due. The Company has in place a planning, budgeting and forecasting process to determine the funds required to support the Company’s operations and expansionary plans.

At September 30, 2017, the Company had cash of $9,138, available capacity of $5,089 for future draws under the senior secured revolving credit facility, and a working capital deficiency of $918,038, which includes $823,798 current portion of debt (Note 11).

As at September 30, 2017 the Company had obtained a waiver with respect to the debt due to the Senior Credit Facility lenders and the Second Lien Credit Facility lender (collectively the “Senior Debt” and “Senior Debt Lenders”, respectively) such that no event of default had occurred under the Senior Debt as of that date. The Senior Debt agreements were amended effective October 31, 2017 when the Senior Debt Lenders permanently waived the breach of EBITDA covenant related to the quarter ended June 30, 2017 and amended certain financial covenants (Note 29(a)). In addition, the Senior Credit Facility and Second Lien Credit Facility were extended to October 1, 2018 and December 1, 2018, respectively.

International Accounting Standard 1 requires all debt to be classified as a current liability where the Company does not have an unconditional right to defer settlement of the debt for at least twelve months after the relevant reporting period. Accordingly, even though no present event of default exists, all debt, which could, under any circumstances, be accelerated due to any potential action which could be taken by the lenders at any time prior to twelve months from June 30, 2017 and September 30, 2017 must be classified as a current liability. Consequently, the Senior Debt (Notes 11 (a) and (b)), the senior unsecured notes (Note 11 (c)), the convertible debentures (Notes 11 (e) and (f)), the junior credit facility (Note 11 (d)) and certain equipment loans (Note 11 (g)) are required to be classified as current liabilities as of September 30, 2017.

On October 31, 2017 the Company extended the maturity of the $20,000 Bridge Loan (Notes 10 and 29(e)) to January 5, 2019 and increased the amount of the loan to $26,000. The proposed rights offering noted below is the last step in the financing plan that is required to be completed.

On October 27, 2017 the Company closed a private placement for gross proceeds of $5,000 (Note 29(b)).

On October 31, 2017 the Company also obtained a new $10,000 Unsecured Debt Facility (Note 29(c)) and modified the payment of interest for certain debt facilities to be paid in common shares of the Company (Note (29d)) until December 31, 2018. The payment of interest in common shares will result in cash savings of approximately $16,000 per annum.

The Company is undertaking a rights offering to common shareholders to raise gross proceeds of approximately $40,000 (Note 29(f)).

The Company has not yet completed the rights offering and there can be no assurance that this financing will be completed. This creates a material uncertainty that could have an adverse impact on the Company’s financial condition and results of operations, and may cast significant doubt on the Company’s ability to continue as a going concern.

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 5

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2017 and 2016

expressed in thousands of Canadian dollars, except share and per share amounts

2. SIGNIFICANT ACCOUNTING POLICIES

Statement of Compliance

These unaudited condensed consolidated interim financial statements have been prepared in accordance with International Accounting Standards 34, Interim Financial Reporting, on a basis consistent with the accounting policies disclosed in the audited consolidated financial statements for the fiscal year ended December 31, 2016.

These condensed consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 2016 prepared in accordance with International Financial Reporting Standards (“IFRS”).

The preparation of condensed consolidated interim financial statements requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, revenue and expenses. During the three months ended September 30, 2017 management made significant judgements related to classifying the acquisition of Huckleberry as a business combination, including significant estimates regarding the fair value of Huckleberry assets and liabilities acquired and the resulting gain on bargain purchase of Huckleberry (Note 5).

Actual results may differ from these estimates. The significant accounting judgments and estimates applied in the preparation of the Company’s unaudited condensed consolidated interim financial statements are consistent with those applied and disclosed in Note 2 to the Company’s audited consolidated financial statements for the year ended December 31, 2016.

Accounting Standards Issued But Not Yet Adopted

IFRS 9, Financial Instruments

IFRS 9, Financial Instruments (“IFRS 9”) was issued by the IASB in November 2009 with additions in October 2010 and will replace IAS 39 Financial Instruments: Recognition and Measurement (“IAS 39”). IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, replacing the multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9, except that an entity choosing to measure a financial liability at fair value will present the portion of any change in its fair value due to changes in the entity’s own credit risk in other comprehensive income, rather than within profit or loss. The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39. The final version of IFRS 9 was issued in July 2014 and includes (i) a third measurement category for financial assets – fair value through other comprehensive income; (ii) a single, forward-looking “expected loss” impairment model, and (iii) a mandatory effective date for IFRS 9 of annual periods beginning on or after January 1, 2018. Earlier adoption is permitted. The Company has identified financial instruments that would be impacted by this standard. The Company is currently assessing the impact of this standard on its financial statements and expects to report more detailed information, including estimated quantitative financial impacts, if material, in its 2017 annual consolidated financial statements.

IFRS 15, Revenue from Contracts with Customers

IFRS 15, Revenue from Contracts with Customers (“IFRS 15”) proposes to replace IAS 18, Revenue, IAS 11, Construction Contracts, and some revenue-related interpretations. The standard contains a single model that applies to contracts with customers and two approaches to recognizing revenue: at a point in time or over time. The model features a contract-based five-step analysis of transactions to determine whether, how much, and when revenue is recognized. New estimates and judgmental thresholds have been introduced, which may affect the amount and/or timing of revenue recognized. IFRS 15 is effective for annual periods beginning on or after January 1, 2018. Earlier adoption is permitted. The Company is in progress of analysing the impacts of the standard as it compares to its current accounting treatment. The Company expects to report more detailed information, including estimated quantitative financial impacts, if material, in its 2017 annual consolidated financial statements.

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 6

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2017 and 2016

expressed in thousands of Canadian dollars, except share and per share amounts

3. TRADE AND OTHER RECEIVABLES

	September 30 2017	December 31 2016
Trade receivables	$14,841	$10,644
Taxes receivable	213	508
	$15,054	$11,152

4. INVENTORY

	September 30 2017	December 31 2016
Stockpile ore	$19,322	$15,400
Dore	-	13
Concentrate	16,844	32,047
Supplies	44,804	35,946
Total inventories	80,970	83,406
Less non-current inventories included in other assets (Note 7)	(26,374)	(16,965)
Total current inventories	$54,596	$66,441

During the nine month period ended September 30, 2017 inventory of $295,743 was recognized in cost of sales (September 30, 2016-$226,435) and an impairment charge of $10,284 (September 30, 2016-$14,629) on stockpile ore and concentrate was included in cost of sales.

As at September 30, 2017, the Company had $80,970 (December 31, 2016-$83,406) of inventory pledged as security for debt.

5. INVESTMENT IN HUCKLEBERRY MINES LTD.

On April 28, 2017 the Company became the sole owner of Huckleberry Mines Ltd. (“Huckleberry”) by virtue of Huckleberry exercising its right of first refusal to purchase for cancellation all the shares of Huckleberry held by a syndicate of Japanese companies in exchange for cash consideration of $2,000. Huckleberry became a wholly-owned subsidiary of the Company on that date.

Prior to April 28, 2017 the Company had a 50% interest in Huckleberry that was accounted for on the equity basis of accounting. The Company has accounted for the acquisition of the remaining 50% interest in Huckleberry as a business combination whereby the net assets acquired are recorded at fair value. The fair values disclosed at September 30, 2017 are provisional estimates due to the complexity of valuing mineral property interests at various stages of development. The finalization of the fair values of the assets and liabilities acquired is expected to be reported no later than the Company’s December 31, 2017 financial statements. The final fair values may be materially different than the provisional fair values outlined below.

The Company has provisionally estimated the acquisition date fair values of the acquired assets and liabilities of Huckleberry and the fair value of the Company’s previously held 50% interest in Huckleberry by reference to their pre-acquisition carrying values, a level 3 fair value measurement. These pre-acquisition carrying values had been subject to normal impairment assessment pre and post-acquisition with no impairment charges recorded.

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 7

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2017 and 2016

expressed in thousands of Canadian dollars, except share and per share amounts

The following table summarizes the consideration transferred to acquire 100% interest in Huckleberry and the provisional fair values of identified assets acquired and liabilities assumed at the acquisition date:

Assets Relinquished
Accrued receivable due to the Company	$1,009
Fair value of the Company’s initial 50% investment in Huckleberry	77,832
$78,841
Identifiable Assets Acquired and Liabilities Assumed
Cash	$18,440
Reclamation bonds	14,135
Prepaid and other receivables	648
Inventory	7,941
Mineral properties	164,265
Trade and other payables	(1,668)
Deferred trade payables	(4,925)
Future site reclamation provisions	(45,171)
$153,665
Gain on bargain purchase of Huckleberry	$74,824

From the date of acquisition on April 28, 2017 to September 30, 2017, Huckleberry incurred idle mine costs comprised of $2,237 in operating costs and $2,203 in depreciation expense.

Before April 28, 2017, the Company had a 50% interest in Huckleberry and determined the joint arrangement qualified as a joint venture which was accounted for using the equity method.

	Nine Months Ended September 30 2017	Year Ended December 31 2016
Balance, beginning of period	$78,389	$89,734
Share of loss for the period	(557)	(11,345)
Acquisition of Huckleberry	(77,832)	-
Balance, end of period	$-	$78,389

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 8

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2017 and 2016

expressed in thousands of Canadian dollars, except share and per share amounts

6. MINERAL PROPERTIES

		Mineral Properties not being Depleted
	Mineral Properties being Depleted	Projects not in Production	Exploration & Evaluation Assets	Plant & Equipment	Total
Cost
Balance December 31, 2015	$331,921	$55,765	$50,745	$1,118,048	$1,556,479
Additions	10,599	403	396	148,043	159,441
Disposals	-	-	(181)	(1,882)	(2,063)
Foreign exchange movement	-	-	(1,457)	50	(1,407)
Balance December 31, 2016	342,520	56,168	49,503	1,264,259	1,712,450
Additions	1,563	724	7,158	66,609	76,054
Sale of Sterling	-	-	(33,937)	(2,118)	(36,055)
Acquisition of Huckleberry	3,328	-	3,892	157,045	164,265
Foreign exchange movement	-	-	(642)	(64)	(706)
Balance September 30, 2017	$347,411	$56,892	$25,974	$1,485,731	$1,916,008

		Mineral Properties not being Depleted
	Mineral Properties being Depleted	Projects not in Production	Exploration & Evaluation Assets	Plant & Equipment	Total
Accumulated depletion & depreciation & impairment losses
Balance December 31, 2015	$114,407	$-	$1,645	$178,870	$294,922
Depletion and depreciation	24,821	-	-	54,747	79,568
Disposals	-	-	-	(876)	(876)
Impairments	-	-	7,300	-	7,300
Foreign exchange movement	-	-	(375)	(112)	(487)
Balance December 31, 2016	139,228	-	8,570	232,629	380,427
Depletion and depreciation	17,563	-	-	41,655	59,218
Foreign exchange movement	-	-	22	(293)	(271)
Sale of Sterling	-	-	(6,947)	(6,997)	(13,944)
Balance September 30, 2017	$156,791	$-	$1,645	$266,994	$425,430
Carrying Amount
Balance December 31, 2016	$203,292	$56,168	$40,933	$1,031,630	$1,332,023
Balance September 30, 2017	$190,620	$56,892	$24,329	$1,218,737	$1,490,578

At September 30, 2017, mineral property assets with a carrying value of $10,432 (December 31, 2016-$1,370) are legally restricted for the purposes of settling future site reclamation provisions (Note 26(b)).

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 9

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2017 and 2016

expressed in thousands of Canadian dollars, except share and per share amounts

Red Chris

The Red Chris copper/gold mine and property in northwest British Columbia is owned and operated by Red Chris Development Company Ltd., a subsidiary of the Company. The property is comprised of the Red Chris Main claim group and the Red Chris South group, and consists of 77 mineral tenures that cover a total area of 23,142 hectares. Five of the tenures (5,141 hectares) are mining leases.

The Red Chris project was issued a Mines Act permit in May 2012 by the Province of British Columbia. Commissioning of the Red Chris mine began in late 2014, and commercial production was achieved July 1, 2015. Net smelter royalties between 1.0% to 2.0% are payable on production from the Red Chris mine.

Mount Polley

The Mount Polley copper/gold mine and property in central British Columbia is owned and operated by Mount Polley Mining Corporation, a subsidiary of the Company. The property is comprised of 20,113 hectares, consisting of seven mining leases totalling 2,007 hectares, and 46 mineral claims encompassing 18,106 hectares. A production royalty is payable on ore mined from Mining Lease 933970 but no production occurred on this tenure in 2017 nor is any planned in 2018.

Huckleberry

The Huckleberry copper mine is located 88 kilometres from Houston, British Columbia, and the property encompasses 24,387 hectares consisting of two mining leases covering 2,422 hectares, and 44 mineral claims encompassing 21,965 hectares. Huckleberry mine ceased operations in August 2016 and has been on care and maintenance since then.

Sterling

The Company completed the sale of its interest in the Sterling gold mine property and related assets on May 30, 2017 (Note 28).

Other Exploration Properties

The Company has interests in other early stage exploration properties located primarily in Canada. These properties were acquired by staking, and the cost of maintaining ownership is not significant.

7. OTHER ASSETS

	September 30 2017	December 31 2016
Future site reclamation deposits	$14,314	$4,667
Non-current inventory - ore stockpiles	18,761	14,650
Non-current inventory - spare parts	7,613	2,315
Other	698	894
	$41,386	$22,526

8. TRADE AND OTHER PAYABLES

	September 30 2017	December 31 2016
Trade payables	$77,258	$68,947
Accrued liabilities	33,920	46,702
	$111,178	$115,649

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 10

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2017 and 2016

expressed in thousands of Canadian dollars, except share and per share amounts

9. OTHER OBLIGATIONS

	September 30 2017	December 31 2016
Deferred trade payables	$21,421	$17,910
Northwest Transmission Line payable	51,242	56,008
	72,663	73,918
Less portion due within one year	(37,238)	(32,210)
	$35,425	$41,708

(a)	Deferred Trade Payable

The deferred trade payables consist of amounts invoiced for electricity billings by British Columbia Hydro and Power Authority (“BC Hydro”) that have been deferred pursuant to a tariff supplement. The tariff supplement allows for deferral of up to 75% of the monthly electricity billing (the “Payment Plan”) depending on the average London Metals Exchange settlement copper price converted to CDN dollars at the Bank of Canada’s daily average closing exchange rate. The period for calculating the copper price in CDN dollars is the 30 day period prior to the billing date on the 15th of each month.

Interest on the deferred amounts is charged and added to the deferred trade payables balance at Bank Prime Rate (September 30, 2017 – 3.2%, December 31, 2016 -2.7%) plus 5.0% except for Huckleberry which is at 12%.

The Payment Plan commenced in March 2016 and has a five year term with payment deferrals allowed only during the first two years.  Repayments of deferred amounts are required at up to 75% of the monthly electricity billing when the copper price exceeds CDN$3.40 per pound.  At a copper price of CDN$3.40 per pound there is no deferral or repayment. The maximum deferral of 75% is available at a copper price of CDN$3.04 per pound or less and the maximum repayments are required at a copper price of CDN$3.76 per pound or more.

Payment of any remaining balance under the Payment Plan is due at the end of the five year term in March 2021.

(b)	Northwest Transmission Line Payable

Pursuant to a tariff supplement the Company is obligated to reimburse BC Hydro for its portion of the costs related to BC Hydro’s construction of the Northwest Transmission Line (“NTL”) which provides power to the Red Chris mine.

10. SHORT TERM DEBT

Amounts due for short term debt are:

	September 30 2017	December 31 2016
Concentrate advances of US$nil (December 31, 2016-US$9,889) from purchasers of the concentrate at the Red Chris and Mount Polley mines repayable from sale of concentrate secured by a first charge on the concentrate	$-	$13,277
Concentrate repurchase option of $9,155 (December 31, 2016 – nil) with a related party	9,155	-
Bridge loan of $20,000 (December 31, 2016-nil) 50% provided by a related party, is secured by all assets of the Company and is subordinated to the Senior Credit Facility and Second Lien Credit Facility lenders. Interest on the Bridge loan is payable monthly at the rate of 8% per annum. The Bridge loan matures on the earlier of October 15, 2017 or the date the Company secures additional financing (Note 29 (e))	20,000	-
	$29,155	$13,277

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 11

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2017 and 2016

expressed in thousands of Canadian dollars, except share and per share amounts

The movement of the amounts due for short term debt are:

	September 30 2017	December 31 2016
Balance, beginning of period	$13,277	$24,754
Amounts advanced	235,974	327,026
Amounts repaid	(219,140)	(338,420)
Foreign exchange gains	(956)	(83)
Balance, end of period	$29,155	$13,277

11. DEBT

Amounts due for debt are:

		September 30 2017	December 31 2016
Senior secured revolving credit facility, net of issue costs	(a)	$152,784	$109,967
Second lien secured revolving credit facility, net of issue costs	(b)	49,891	49,789
Senior unsecured notes, net of issue costs	(c)	402,226	430,984
Junior credit facility	(d)	75,000	75,000
Convertible debentures - 2014	(e)	99,986	96,475
Convertible debentures - 2015	(f)	25,473	24,686
Equipment loans	(g)	23,776	35,187
		829,136	822,088
Less current portion		(219,583)	(18,727)
Less non-current portion classified as current (Notes 1 and 29(a))		(604,215)	-
		$5,338	$803,361

The movement of the amounts due for non-current debt are:

	Nine Months Ended September 30 2017	Year Ended December 31 2016
Balance, beginning of period	$822,088	$889,707
Amounts advanced, net of issue costs	78,316	68,695
Foreign exchange gains	(31,456)	(14,474)
Accretion of debt issue costs	2,016	3,262
Accretion of interest on convertible debentures	4,298	5,517
Amounts repaid	(46,126)	(130,619)
Balance, end of period	829,136	822,088
Less current portion	(219,583)	(18,727)
Less non-current portion classified as current (Notes 1 and 29(a))	(604,215)	-
	$5,338	$803,361

As a result of not meeting one of the financial covenants under the Senior Credit Facility (Note 11(a)) for the three months ending June 30, 2017 certain of the Company’s debt has been classified as current at September 30, 2017. International Accounting Standard 1 requires all debt to be classified as a current liability where the Company does not have an unconditional right to defer settlement of the debt for at least twelve months after the relevant reporting period. Also see Notes 1 and 29(a).

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 12

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2017 and 2016

expressed in thousands of Canadian dollars, except share and per share amounts

(a)	Senior Credit Facility

Senior secured revolving credit facility from a syndicate of banks aggregating $200,000 (December 31, 2016-$200,000) due on March 15, 2018 (Note 29(a)). The facility is secured by trade and other receivables, inventory, shares of all material subsidiaries and a floating charge on certain assets of the Company. Of this facility, $41,511 (December 31, 2016-$39,520) has been utilized for letters of credit pledged for settlement of future site reclamation provisions (Note 26(b)). The Company did not meet one of the financial covenants under this facility for the three months ended June 30, 2017 (Notes 1 and 29(a)).

(b)	Second Lien Secured Revolving Credit Facility

Second lien secured revolving credit facility aggregating $50,000 (December 31, 2016-$50,000) due on August 15, 2018 (Note 29 (a)). The facility is secured by trade and other receivables, inventory, shares of all material subsidiaries and a floating charge on certain assets of the Company, subject to the priority interests held on those assets by the senior credit facility syndicate. This facility has been guaranteed by a related party (Note 22). (Notes 1 and 29(a)).

(c)	Senior Unsecured Notes

Senior unsecured notes (the “Notes”) due March 15, 2019 aggregating US$325,000 with interest at 7% per annum payable each March 15 and September 15. The Notes, net of transaction costs, are accounted for at amortized cost using the effective interest method. The indenture governing the Notes places certain transaction-based restrictions on the Company’s ability to incur additional indebtedness; prepay, redeem or repurchase certain debt; pay dividends or make other distributions or repurchase or redeem shares; make loans and investments; sell assets; incur liens; enter into transactions with affiliates; consolidate, merge or sell all or substantially all of the Company’s assets, in each case subject to certain exceptions (Notes 1 and 29).

(d)	Junior Credit Facility

The junior credit facility is from a related party (Note 22). It aggregates $75,000 (December 31, 2016-$75,000) and is unsecured with interest payable quarterly at 10% per annum. The facility is due on March 15, 2019 however the facility must be repaid upon (i) receipt of proceeds from specific sources as described in the agreement, (ii) the debt ratio in the senior credit facility permitting repayment of the debt (Notes 1 and 29(d)).

(e)	Convertible Debentures – 2014

The debentures with a face value of $115,000 mature on September 4, 2020 and bear interest at 6% per year with interest payable semi-annually on June 30 and December 31. As a result of the rights offering completed in August 2015 the conversion price was reduced from $12.00 to $11.91 per common share. The face value of the convertible debentures are convertible into common shares of the Company at the option of the holder upon at least 61 days advance notice at any time prior to maturity at a conversion price of $11.91 per common share.  The convertible debentures are not callable unless the closing price of the Company’s common shares exceeds 125% of the conversion price for at least 30 consecutive days. At the option of the Company, subject to the separate approval of the Toronto Stock Exchange and compliance with all applicable securities laws, such interest may be paid through the issuance of additional convertible debentures or common shares of the Company (Notes 1 and 29(d)).

(f)	Convertible Debentures – 2015

The debentures with a face value of $30,000 mature on August 25, 2021 and bear interest at 6% per year with interest payable semi-annually on June 30 and December 31 with the first payment paid on December 31, 2016. The face value of the convertible debentures are convertible into common shares of the Company at the option of the holder upon at least 61 days advance notice at any time prior to maturity at a conversion price of $12.00 per common share.  The convertible debentures are not callable unless the closing price of the Company’s common shares exceeds 125% of the conversion price for at least 30 consecutive days (Notes 1 and 29(d)).

(g)	Equipment Loans

At September 30, 2017, the Company had equipment loans outstanding denominated in US Dollars totalling US$7,980 or $9,960 (December 31, 2016–US$14,679; $19,710) at a weighted average interest rate of 2.70% with monthly payments of US$771 or $963. The Company also had equipment loans outstanding denominated in CDN Dollars totalling $13,817 (December 31, 2016-$15,477) at a weighted average interest rate of 5.33% with monthly payments of $1,298. All equipment loans are secured by the financed equipment (Notes 1 and 29(a)).

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 13

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2017 and 2016

expressed in thousands of Canadian dollars, except share and per share amounts

12. FUTURE SITE RECLAMATION PROVISIONS

The Company has recognized provisions for future site reclamation at its Red Chris, Mount Polley, Huckleberry (effective April 28, 2017 (Note 5)), Sterling (to May 30, 2017 (Note 28)), and Ruddock Creek properties. Although the ultimate amounts of the future site reclamation provisions are uncertain, the fair value of these obligations is based on information currently available, including closure plans and applicable regulations. The amounts and timing of closure plans for the mineral properties will vary depending on a number of factors including exploration success and alternative mining plans. Significant closure activities include land rehabilitation, water treatment, demolition of facilities, monitoring and other costs. Changes to the future site reclamation provisions are:

	Nine Months Ended September 30 2017	Year Ended December 31 2016
Balance, beginning of period	$42,381	$32,743
Accretion (Note 17)	1,592	925
Costs incurred during the period	(467)	(33)
Change in estimates of future costs and effect of translation of foreign currencies	496	8,746
Acquisition of Huckleberry (Note 5)	45,171	-
Sale of Sterling (Note 28)	(5,078)	-
Balance, end of period	84,095	42,381
Less portion due within one year	(166)	(166)
	$83,929	$42,215

The total undiscounted amount of estimated future cash flows required to settle the obligations is $156,341 (December 31, 2016-$57,147). The estimated future cash flows were then adjusted using a 2.0% (December 31, 2016-2.0%) rate of inflation. The estimated future cash flows have been discounted using a rate of 3.49% (December 31, 2016-3.34%) except for obligations related to Huckleberry beyond 2045 that are discounted using a rate of 4.40%. Obligations in amount of $79,569 are expected to be settled in the years 2017 through 2046.

The amounts and timing of closure plans for the mineral properties will vary depending on a number of factors including exploration success and alternative mining plans. Refer to Notes 26(b) and (c) for assets pledged and legally restricted for the purposes of settling future site reclamation provisions and the obligation to increase reclamation bond funding.

13. SHARE CAPITAL

(a) Share Capital

Authorized

50,000,000	First Preferred shares without par value with special rights and restrictions to be determined by the directors, of which 3,100,000 have been designated as “Series A First Preferred shares” (issued and outstanding – nil)

50,000,000	Second Preferred shares without par value with rights and restrictions to be determined by the directors (issued and outstanding – nil)

An unlimited number of Common Shares without par value

(b) Share Option Plans

Under the Share Option Plans, the Company may grant options to its directors, officers and employees not to exceed 10% of the issued common shares of the Company. At September 30, 2017, a total of 5,684,771 common share options remain available for grant under the plans. Under the plans, the exercise price of each option cannot be greater than the market price of the Company’s shares on the date of grant and an option’s maximum term is 10 years. Options are granted from time to time by the Board of Directors and vest over a three or five year period.

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 14

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2017 and 2016

expressed in thousands of Canadian dollars, except share and per share amounts

During the nine months ended September 30, 2017, the Company granted 65,000 stock options at a weighted average exercise price of $5.75. During the year ended December 31, 2016 the Company granted 15,000 stock options at a weighted average exercise price of $8.00.  The weighted average fair value for the options granted in the nine months ended September 30, 2017 was $2.49 per option, which was estimated at the date of the grant using the Black-Scholes option pricing model using the following weighted average assumptions: risk-free interest rate - 1.05%; expected dividend yield - $nil; expected stock price volatility – 51.0%; expected option life - 6.5 years; and, estimated forfeiture rate - 5.0%. The weighted average fair value for the options granted in the year ended December 31, 2016 was $3.83 per option, which was estimated at the date of the grant using the Black-Scholes option pricing model using the following weighted average assumptions: risk-free interest rate - 1.18%; expected dividend yield - $nil; expected stock price volatility - 60.9%; expected option life - 6.5 years; and, estimated forfeiture rate - 5.0%.

Movements in Share Options

The changes in share options were as follows:

	Nine Months Ended September 30, 2017		Year Ended December 31, 2016
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of period	3,871,900	$8.16	4,157,450	$8.20
Granted	65,000	$5.75	15,000	$8.00
Exercised	-	$-	(7,500)	$5.93
Forfeited	(188,000)	$8.00	(251,000)	$8.28
Expired	(75,000)	$8.13	(42,050)	$11.55
Outstanding at end of period	3,673,900	$8.13	3,871,900	$8.16
Options exercisable at end of period	2,332,900	$8.27	2,407,900	$8.26

The following table summarizes information about the Company’s share options outstanding at September 30, 2017:

	Options Outstanding		Options Exercisable
Exercise Prices	Options Outstanding	Remaining Contractual Life in Years	Options Outstanding & Exercisable	Remaining Contractual Life in Years
$4.41	783,900	1.25	783,900	1.25
$5.75	65,000	10.26	-	-
$5.93	156,000	2.25	156,000	2.25
$8.00	1,609,000	8.18	333,000	8.18
$11.55	1,060,000	3.04	1,060,000	3.04
	3,673,900	5.00	2,332,900	3.12

There were no options exercised during the nine months ended September 30, 2017.

14. COST OF SALES

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Operating expenses	$51,897	$61,489	$189,951	$184,707
Salaries, wages and benefits	18,054	18,450	71,825	61,869
Depletion and depreciation	17,079	19,011	59,169	64,306
Share based compensation	97	281	271	835
	$87,127	$99,231	$321,216	$311,717

Impairment charges related to stockpile ore and concentrate inventory included in cost of sales for three and nine months ended September 30, 2017 are $4,643 and $10,284, respectively (three and nine months ended September 30, 2016-$5,425 and $14,629, respectively).

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 15

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2017 and 2016

expressed in thousands of Canadian dollars, except share and per share amounts

15. GENERAL AND ADMINISTRATION COSTS

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Administration	$1,032	$780	$2,802	$2,865
Share based compensation	231	413	640	1,297
Depreciation	33	32	97	295
Foreign exchange (gain) loss	(159)	234	(18)	1,013
	$1,137	$1,459	$3,521	$5,470

16. INTEREST EXPENSE

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Interest on non-current debt	$16,820	$16,178	$50,370	$48,866
Other interest	2,555	600	5,431	1,566
	$19,375	$16,778	$55,801	$50,432

17. OTHER FINANCE INCOME (EXPENSE)

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Accretion of future site reclamation provisions	$(653)	$(231)	$(1,592)	$(689)
Foreign exchange gain (loss) on debt	146	(85)	956	482
Foreign exchange gain (loss) on non-current debt	16,486	(3,676)	31,456	24,919
Fair value adjustment to marketable securities	25	(64)	96	63
Realized gain on derivative instruments	-	328	-	6,369
Unrealized gain (loss) on derivative instruments	-	768	-	(12,214)
	16,004	(2,960)	30,916	18,930
Interest income	51	9	112	44
Other finance income (expense)	$16,055	$(2,951)	$31,028	$18,974

18. PROVISION FOR REHABILITATION COSTS

The provision for rehabilitation contains significant estimates and judgments about the scope, timing and cost of the work that will be required. It is based on assumptions and estimates at September 30, 2017, and is subject to revision in the future as further information becomes available to the Company. Changes in the provision for rehabilitation costs:

	Nine Months Ended September 30 2017	Year Ended December 31 2016
Balance, beginning of the period	$2,051	$2,123
Costs incurred in the period	(1,848)	(72)
Balance, end of the period	$203	$2,051

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 16

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2017 and 2016

expressed in thousands of Canadian dollars, except share and per share amounts

19. INCOME AND MINING TAX RECOVERY (EXPENSE)

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Current income and mining taxes	$(190)	$448	$(579)	$2,181
Deferred income and mining taxes	2,069	(4,676)	10,973	(905)
	$1,879	$(4,228)	$10,394	$1,276

20. EARNINGS (LOSS) PER SHARE

The following table sets out the computation of basic and diluted net income (loss) per common share:

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Numerator:
Net Income (Loss)	$(2,129)	$(20,589)	$43,199	$(7,020)
Denominator:
Basic weighted-average number of common shares outstanding	93,586,710	81,762,251	93,586,710	81,761,439
Effect of dilutive securities:
Stock options, warrants and convertible debentures	-	-	51,174	-
Diluted weighted-average number of common shares outstanding	93,586,710	81,762,251	93,637,884	81,761,439
Basic net income (loss) per common share	$(0.02)	$(0.25)	$0.46	$(0.09)
Diluted net income (loss) per common share	$(0.02)	$(0.25)	$0.46	$(0.09)

The following common shares that may be issued in relation to the following items have been excluded from the calculation of diluted net income (loss) per common share:

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Stock options	2,332,900	3,891,900	1,549,000	3,891,900
Convertible debentures	12,155,751	12,155,751	12,155,751	12,155,751

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 17

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2017 and 2016

expressed in thousands of Canadian dollars, except share and per share amounts

21. SUPPLEMENTAL CASH FLOW INFORMATION

(a)	Net change in non-cash operating working capital balances:

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Trade and other receivables	$829	$1,455	$(7,094)	$(5,159)
Inventory	(7,267)	(7,311)	8,102	(2,159)
Derivative instruments	-	-	-	1,347
Prepaid expenses and deposits	(2,572)	(2,587)	(1,894)	(1,611)
Trade and other payables	5,257	3,693	10,435	(5,018)
Deferred trade payables	258	6,186	(1,413)	14,020
Provision for rehabilitation costs	(532)	(2,281)	(1,848)	1,262
	$(4,028)	$(845)	$6,288	$2,682

(b)	Supplemental information on non-cash financing and investing activities:

During the three and nine months ended September 30, 2017 the Company purchased certain mobile equipment at a cost of $690 and $8,367, respectively (three and nine months ended September 30, 2016-$nil and $814, respectively), which was financed by non-current debt (Note 11(g)). In the nine months ended September 30, 2017, the Company also acquired net smelter royalties and a net profits interest in certain mine operations in amount of $6,846 as a part of Sterling sale consideration (Note 28).

(c)	Net change in non-cash investing working capital balances:

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Trade and other payables	$3,615	$9,543	$(8,368)	$15,933

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 18

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2017 and 2016

expressed in thousands of Canadian dollars, except share and per share amounts

22. RELATED PARTY TRANSACTIONS

Related party transactions and balances with a significant shareholder, a company controlled by a significant shareholder, companies in which directors are owners, and with directors and officers are as follows:

Statement of Income

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016

Loan guarantee fee for guarantee of second lien credit facility	$488	$362	$1,325	$923
Arrangement fee for Bridge Loan	$50	$-	$100	$-
Interest expense	$4,114	$3,972	$12,126	$11,904

Statement of Financial Position

	September 30	December 31
	2017	2016
Short term debt	$19,155	$-
Accrued interest on senior unsecured notes, convertible debentures and junior credit facility	$2,977	$3,326
Junior credit facility	$75,000	$75,000
Senior unsecured notes (US$53,300)	$66,518	$71,566
Convertible debentures	$59,000	$59,000

The Company incurred the above transactions and balances in the normal course of operations.

23. COMPENSATION OF DIRECTORS AND OTHER KEY MANAGEMENT PERSONNEL

The remuneration of the Company’s directors and other key management personnel are as follows:

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Short term benefits(1)	$358	$323	$1,004	$970
Share based payments(2)	$-	$-	$-	$-

(1)	Short term employee benefits include salaries, estimated bonuses payable within the year of the Statement of Financial Position date and other annual employee benefits. Directors and other key personnel were not paid post-employment benefits, termination benefits, or other long-term benefits during three and nine months ended September 30, 2017 and 2016

(2)	Share based payments are the fair value of options granted in the period to directors and other key management personnel.

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 19

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2017 and 2016

expressed in thousands of Canadian dollars, except share and per share amounts

24. REPORTABLE SEGMENTED INFORMATION

The Company operates primarily in Canada. All of the Company’s assets are located in Canada, except for assets comprised primarily of the Sterling totalling $12,277 as at September 30, 2017 (December 31, 2016-$26,814), which are located in the USA. The Company’s reportable segments reflect the internal reporting used by the Company’s management to report to the chief operating decision maker.

Reportable Segments

				Three Months Ended September 30, 2017
	Red Chris	Mount Polley	Sterling	Huckleberry	Corporate	Total
Reportable segmented revenues	$66,039	$24,573	$-	$-	$15	$90,627
Less inter-segment revenues	(31)	(424)	-	-	(15)	(470)
Revenues from external sources	$66,008	$24,149	$-	$-	$-	$90,157
Depletion and depreciation	$11,929	$5,141	$-	$1,305	$33	$18,408
Interest and other finance income (expense)	$2,594	$(5,449)	$67	$(461)	$(71)	$(3,320)
Net income (loss)	$9,996	$(6,344)	$(4)	$(2,912)	$(2,865)	$(2,129)
Capital expenditures	$17,440	$5,106	$-	$32	$170	$22,748
Total assets	$1,099,616	$297,977	$7,681	$184,175	$27,504	$1,616,953
Total liabilities	$906,585	$218,851	$4	$51,398	$8,121	$1,184,959

				Three Months Ended September 30, 2016
	Red Chris	Mount Polley	Sterling	Huckleberry	Corporate	Total
Reportable segmented revenues	$67,230	$30,386	$20	$-	$276	$97,912
Less inter-segment revenues	(31)	(624)	(18)	-	(131)	(804)
Revenues from external sources	$67,199	$29,762	$2	$-	$145	$97,108
Depletion and depreciation	$14,868	$4,043	$100	$-	$32	$19,043
Interest and other finance income (expense)	$(17,353)	$(2,228)	$(37)	$-	$(111)	$(19,729)
Share of equity loss in Huckleberry	$-	$-	$-	$(2,346)	$-	$(2,346)
Net income (loss)	$(18,355)	$(3,200)	$(486)	$(2,346)	$3,798	$(20,589)
Capital expenditures	$22,670	$4,541	$116	$-	$146	$27,473
Equity investment	$-	$-	$-	$81,715	$-	$81,715
Total assets	$1,022,224	$300,417	$33,446	$81,715	$24,954	$1,462,756
Total liabilities	$859,573	$211,219	$5,105	$-	$17,153	$1,093,050

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 20

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2017 and 2016

expressed in thousands of Canadian dollars, except share and per share amounts

Reportable Segments

				Nine Months Ended September 30, 2017
	Red Chris	Mount Polley	Sterling	Huckleberry	Corporate	Total
Reportable segmented revenues	$182,960	$130,933	$360	$-	$332	$314,418
Less inter-segment revenues	(94)	(1,638)	(18)	-	(188)	(1,938)
Revenues from external sources	$182,866	$129,295	$342	$-	$144	$312,647
Depletion and depreciation	$34,728	$24,282	$159	$2,203	$97	$61,469
Interest and other finance income (expense)	$(13,167)	$(10,855)	$(34)	$(765)	$48	$(24,773)
Gain on bargain purchase of Huckleberry	$-	$-	$-	$-	$74,824	$74,824
Share of equity loss in Huckleberry	$-	$-	$-	$(557)	$-	$(557)
Net income (loss)	$(20,255)	$(5,365)	$(634)	$(5,679)	$75,132	$43,199
Capital expenditures	$47,090	$21,164	$7,027	$37	$237	$75,555
Total assets	$1,099,616	$297,977	$7,681	$184,175	$27,504	$1,616,953
Total liabilities	$906,585	$218,851	$4	$51,398	$8,121	$1,184,959

				Nine Months Ended September 30, 2016
	Red Chris	Mount Polley	Sterling	Huckleberry	Corporate	Total
Reportable segmented revenues	$244,182	$107,395	$249	$-	$884	$352,710
Less inter-segment revenues	(94)	(2,006)	(72)	-	(445)	(2,617)
Revenues from external sources	$244,088	$105,389	$177	$-	$439	$350,093
Depletion and depreciation	$43,918	$20,048	$340	$-	$295	$64,601
Interest and other finance income (expense)	$(25,114)	$(6,263)	$(113)	$-	$32	$(31,458)
Share of equity loss in Huckleberry	$-	$-	$-	$(8,019)	$-	$(8,019)
Net income (loss)	$8,140	$(8,222)	$(1,532)	$(8,019)	$2,613	$(7,020)
Capital expenditures	$40,574	$21,210	$134	$-	$247	$62,165
Equity investment	$-	$-	$-	$81,715	$-	$81,715
Total assets	$1,022,224	$300,417	$33,446	$81,715	$24,954	$1,462,756
Total liabilities	$859,573	$211,219	$5,105	$-	$17,153	$1,093,050

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 21

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2017 and 2016

expressed in thousands of Canadian dollars, except share and per share amounts

Revenue by Geographic Area

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Korea	$18,381	$17,422	$37,436	$51,033
Singapore	9,108	15,573	52,014	68,460
Switzerland	19,116	64,724	106,914	116,841
United States	43,552	(756)	116,139	113,320
Canada	-	145	144	439
	$90,157	$97,108	$312,647	$350,093

Revenues are attributed to geographic area based on country of customer. In the period ended September 30, 2017, the Company had 6 principal customers accounting for 23%, 19%, 18%, 17%, 12% and 11% of revenues (September 30, 2016–six principal customers accounting for 22%, 19%, 19%, 14%, 14% and 11%). The Company is not reliant on any one customer to continue to operate as a going concern.

The Company’s principal product is copper concentrate (contains copper, gold and silver) which is sold at prices quoted on the London Metals Exchange. The Company sells all of its concentrate and gold production to third party smelters, traders and from time to time, to related parties.

Revenue by Major Product and Service

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Copper	$67,363	$60,528	$211,649	$217,907
Gold	22,754	34,808	99,834	126,665
Silver	38	1,627	1,014	5,082
Other	2	145	150	439
	$90,157	$97,108	$312,647	$350,093

25. FINANCIAL INSTRUMENTS

Fair Value Estimation

The fair value of financial instruments traded in active markets (such as marketable securities) is based on quoted market prices at the statement of financial position date. The quoted market price used for financial assets held by the Company is the current bid price. The fair value of derivative instrument assets and liabilities are determined by the counterparties using standard valuation techniques for these derivative instruments.

The carrying value less impairment provision, if necessary, of trade and other receivables and trade and other payables are assumed to approximate their fair values. Except for the Notes (Note 11(c)), management believes that the carrying value of remaining non-current and short term debt approximates fair value. At September 30, 2017, the fair value of the Notes is $368,609 (December 31, 2016-$416,741) based on a quote received from dealers that trade the Notes.

IFRS 13 Fair Value Measurement requires disclosures about the inputs to fair value measurement, including their classifications within a hierarchy that prioritizes the inputs to fair value measurement. The three levels of the fair value hierarchy are:

Level 1 – unadjusted quoted prices in active markets for identical assets or liabilities; and

Level 2 – inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and

Level 3 – inputs that are not based on observable market data.

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 22

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2017 and 2016

expressed in thousands of Canadian dollars, except share and per share amounts

The fair value of the Company’s financial instruments has been classified within the fair value hierarchy as September 30, 2017 as follows:

	Level 1	Level 2	Total
Financial Assets
Cash	$9,138	$-	$9,138
Marketable securities	1,485	-	1,485
Provisionally priced accounts receivables	-	14,373	14,373
Future site reclamation deposits	14,314	-	14,314
	24,937	14,373	39,310
Financial Liabilities
Amounts owing on provisionally priced receivables included in trade and other payables	-	(79)	(79)
	$24,937	$14,294	$39,231

26. COMMITMENTS AND PLEDGES

(a)	At September 30, 2017, the Company is committed to future minimum operating lease payments as follows:

2017	$105
2018	412
2019	416
2020	348
2021 and beyond	495
$1,776

(b)	At September 30, 2017, the Company has pledged the following assets for settlement of future site reclamation provisions:

Future site reclamation deposits included with other assets (Notes 5, 7)	$14,314
Mineral property, plant and equipment	10,432
Letters of credit (Note 11(a))	41,511
$66,257

(c)	The Company is obligated to increase its reclamation bond funding as follows:

2017	$27,870
2018	1,740
$29,610

(d)	At September 30, 2017, the Company had no commitments for the purchase property, plant and equipment.

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 23

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2017 and 2016

expressed in thousands of Canadian dollars, except share and per share amounts

27. CONTINGENT LIABILITIES

The Company is from time to time involved in various claims and legal proceedings arising in the conduct of its business. In the opinion of management, none of these matters will have a material effect on the Company’s condensed consolidated financial position or financial performance.

On August 4, 2014 the tailings dam at the Mount Polley mine near Likely, BC was breached and at September 30, 2017 the Company has a provision of $203 for future rehabilitation activities related to the Mount Polley mine tailings dam breach (Note 18). The provision for rehabilitation contains significant estimates and judgments about the scope, timing and cost of the work that will be required and is subject to revision in the future as further information becomes available to the Company.

During the third quarter of 2014, a securities class action lawsuit was filed against the Company and certain of its directors, officers and others in the Ontario Superior Court of Justice in Toronto (the Claim). The Company has engaged independent legal counsel to advise it on this matter. At this time the Company cannot predict the outcome of the Claim or determine the amount of any potential losses and accordingly no provision has been made as of September 30, 2017. However, the Company is of the view that the allegations contained in the Claim are without merit and intends to vigorously defend its position.

28. SALE OF STERLING

On May 30, 2017 the Company completed the sale of the Sterling gold mine property and related assets for consideration comprised of cash, marketable securities, net smelter royalties, and a net profits interest in certain mine operations.

A summary of the transaction is as follows:

Assets sold
Inventory and supplies	$102
Prepaid expenses and deposits	16
Mineral properties	22,111
Reclamation bonds	4,412
26,641
Liabilities released
Future site reclamation provisions	(5,078)
Net assets sold	$21,563

Consideration received
Cash	$13,570
Marketable securities	1,267
Net smelter royalty	2,251
Net profits interest	4,595
Transaction costs	(40)
$21,643
Gain on sale of Sterling gold mine	$80

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 24

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2017 and 2016

expressed in thousands of Canadian dollars, except share and per share amounts

29. SUBSEQUENT EVENTS

Subsequent to September 30, 2017, the Company:

a)	Completed agreements with the Company’s Senior Bank Lenders to permanently waive the breach of EBITDA covenant related to the quarter ended June 30, 2017. In addition, the Senior Credit Facility (Note 11(a)) and the Second Lien Credit Facility (Note 11(b)) were extended to October 1, 2018 and December 1, 2018, respectively. Two of the four financial covenants were removed leaving only a Senior Debt to EBITDA covenant of 3.75:1 and a minimum liquidity covenant of $5,000.

b)	Closed a non-brokered private placement (“Private Placement”) with related parties, consisting of units of the Company raising gross proceeds of $5,000.

Under the Private Placement the Company issued 1,818,182 units (the “Units”) at a price of $2.75 per Unit. Each Unit consists of one common share and one-half of one transferable common share purchase warrant. Each whole warrant entitles the holder to purchase, for a period of 24 months from the date of issue, one additional common share of the Company at a price of $3.25 per share.

c)	Entered into a new $10,000 unsecured debt facility (“2017 LOC”) provided by a related party. The 2017 LOC will bear interest at 12% per annum and mature on January 5, 2019. The 2017 LOC will be used for general working capital purposes, including capital expenditures.

d)	Amended or elected under certain debt agreements that from the respective next interest payment dates until January 1, 2019 the interest on the $75,000 Junior Credit facility (Note 11(d)), all of the $115,000 2014 Convertible Debentures (Note 11(e)) and $26,700 of the $30,000 2015 Convertible Debentures will be paid in shares of the Company, subject to the approval of the Toronto Stock Exchange.

e)	Extended the maturity date of the Bridge Loan (Note 10) to January 5, 2019 and increased the amount to $26,000.

f)	Commenced a rights offering to be made only to holders of common shares by the issue of the rights entitling them to subscribe for approximately $40,000 of common shares at a price to be determined in the context of the market at the time of filing the Rights Offering Circular. The Company expects the rights offering to close before year end.

Imperial Metals Corporation | Third Quarter Report | September 30, 2017 | Financial Statements | # 25